Exhibit 99.4
ENTREMED, INC.
PRO FORMA COMBINED FINANCIAL STATEMENTS
(Unaudited)
December 31, 2005

ENTREMED, INC. AND SUBSIDIARIES
PRO-FORMA COMBINED BALANCE SHEET
December 31, 2005
(Unaudited)

	EntreMed	Miikana	Adjustments		Pro-forma

ASSETS
Current assets:
Cash and cash equivalents	$11,407,652	$663,561	$—		$12,071,213
Short-term investments	18,674,736				18,674,736
Accounts receivable	3,723,433				3,723,433
Note receivable	1,000,000		(1,000,000	)(1)	—
Interest receivable	181,231				181,231
Prepaid expenses and other	338,462	70,411	—		408,873

Total current assets	35,325,514	733,972	(1,000,000)		35,059,486

Property and equipment, net	915,337	163,052			1,078,389
Intangible assets, net			4,000,000	(3)(4)	4,000,000
Other assets	191,034	3,472	(189,728	)(2)	4,778

Total assets	$36,431,885	$900,496	$2,810,272		40,142,653

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,487,014	$2,566,373	$2,810,000	(2)	10,863,387
Payable to related parties	228,380	35,488			263,868
Accrued liabilities	1,038,975	10,227			1,049,202
Bridge loan		1,502,070	(1,502,070	)(3)	—
Note payable		2,508,226	(1,000,000	)(1)	1,508,226
Current portion of deferred rent	60,969	—			60,969
Current portion of deferred rent	—	—	—		—
Total current liabilities	6,815,338	6,622,384	307,930		13,745,652

Deferred rent, less current portion	230,206	—			230,206
Deferred revenue, less current portion	—	—

Minority interest	17,151	—			17,151

Stockholders’ equity:
Convertible preferred stock, $1.00 par value; 5,000,000 shares authorized and 3,350,000 shares issued and outstanding at December 31, 2005 and 2004 (liquidation value — $33,500,000 and $54,270,000, respectively)	3,350,000	3,385	(3,385	)(2)	3,350,000
Common stock, $.01 par value:
120,000,000 and 90,000,000 shares authorized; 51,106,857 and 43,628,173 shares issued and outstanding at December 31, 2005 and 2004, respectively	511,069	1,125	98,515	(2)	610,709
Additional paid-in capital	295,392,194	9,945,386	10,435,428	(2)	315,773,008
Deferred stock-based compensation	(102,000)				(102,000)
Treasury stock, at cost: 874,999 shares held at December 31, 2005 and 2004	(8,034,244)	(300)	300	(2)	(8,034,244)
Accumulated other comprehensive loss		(135,966)	135,966	(2)	—
Accumulated deficit	(261,747,829)	(15,535,518)	(8,164,482	)(2)(3)(4)	(285,447,829)
Total stockholders’ equity	29,369,190	(5,721,888)	5,202,342		26,149,644
Total liabilities and stockholders’ equity	$36,431,885	$900,496	$5,510,272		$40,142,653
See accompanying notes.

ENTREMED, INC. AND SUBSIDIARIES
PRO-FORMA COMBINED STATEMENTS OF OPERATIONS
December 31, 2005
(Unaudited)

			PRO-FORM	PRO-FORMA
	ENTREMED	MIIKANA	ADJUSTMENTS	COMBINED
Revenues:
Licensing	$590,992	$—		$590,992
Royalties	5,310,439	—		5,310,439
Other	16,624	—		16,624

	5,918,055	—		5,918,055

Costs and expenses:
Research and development	17,325,048	8,532,294	22,700,000 (2)	48,577,342
General and administrative	5,920,455	1,711,575	1,000,000 (4)	8,632,030

	23,245,503	10,243,869	23,700,000	57,189,372

Loss from operations	(17,327,448)	(10,243,869)	(23,700,000)	(58,271,317)

Investment income	1,010,771	12,538		1,023,309
Interest expense	—	(294,581)		(294,581)
Gain on sale of assets	3,420	—	—	3,420

Net loss before income taxes	(16,313,257)	(10,525,912)	(23,700,000)	(50,539,169)

Provision for income taxes	—	227,496	—	227,496

Net loss	(16,313,257)	(10,298,416)	(23,700,000)	(50,211,673)

Dividends on Series A convertible preferred stock	(1,005,000)	—	—	(1,005,000)

Net loss attributable to common shareholders	$(17,318,257)	$(10,298,416)	$(23,700,000)	$(51,316,673)

Net loss per share (basic and diluted)	$(0.36)	$(0.37)	$(2.38)	$(.88)	(5)

Weighted average number of shares outstanding (basic and diluted)	48,176,914	37,170,544	9,960,000	58,136,914

     See accompanying notes.

ENTREMED, INC.
NOTES TO PRO-FORMA COMBINED FINANCIAL STATEMENTS
December 31, 2005
(Unaudited)
     On December 23, 2005, EntreMed, Inc. (EntreMed) entered into a Stock Purchase Agreement to acquire all of the outstanding stock of Miikana Therapeutics, Inc. (Miikana), a development stage biopharmaceutical company. On January 10, 2006, EntreMed completed the acquisition through the issuance of 9,964,000 shares of EntreMed’s common stock.
     The pro-forma combined historical statement of operations gives effect to the acquisition of Miikana as if it had occurred as of January 1, 2005, combining historical results of EntreMed, for the year ended December 31, 2005 with the historical results of the same period for Miikana Therapeutics. The combined results do not take into effect potential synergistic savings that might have been realized for the reduction of costs.
     The pro-forma combined financial statements included in this Form 8-K/A have been prepared by the management of EntreMed without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information not misleading.
     The pro-forma adjustments are based on currently available information and upon estimates and assumptions. The acquisition has been accounted for under the provisions of SFAS No. 141, Business Combinations. Accordingly, the identifiable tangible and separately identifiable intangible assets acquired and liabilities assumed were recognized at their estimated fair values based on preliminary estimates as of the date of the combination. A final determination of the allocation of the purchase price has not been made. The allocation reflected in the unaudited pro-forma combined financial statements should be considered preliminary and is subject to the completion of a purchase price allocation study by a third-party valuation specialist. The final allocation of purchase price could differ materially from the pro-forma allocation included herein. The pro-forma financial data do not purport to represent what EntreMed’s financial position or results of operations would actually have been if such transactions had occurred on those dates and are not necessarily representative of EntreMed’s financial position or results of operations for any future period. The pro-forma financial statements should be read in conjunction with the separate historical financial statements and footnotes of EntreMed, Inc. included in Form 10K for the year ended December 31, 2005, incorporated by reference herein.
PRO FORMA ADJUSTMENTS
     (1) Adjustment to eliminate the outstanding balance of EntreMed’s loan to Miikana in December 2005 prior to closing the merger transaction.
     (2) Adjustment for the merger, including the issuance of 9,964,000 shares of EntreMed’s common stock in exchange for all the issued and outstanding preferred and common stock of

Miikana Therapeutics, Inc. The pro forma statements assume the shares were issued on January 1, 2005. The combination is being accounted for as a purchase business combination as defined by statement of Financial Accounting Standards No. 141, Business Combinations. EntreMed initially ascribed a portion of the purchase price in excess of Miikana’s net assets to “In process R&D” and the balance to “Intangible Assets. As described above, the purchase price is subject to final allocation, and will be adjusted accordingly upon determination of the final purchase price.
     (3) Represents the bridge loan that was converted to preferred stock concurrent with the acquisition.
     (4) Adjustment to recognize amortization expense for Intangible Assets acquired on a straight-line basis over the estimated useful life of 5 years.
     (5) Pro forma basic and diluted net loss per share is calculated by dividing pro forma net loss by the pro forma outstanding common shares.